Registration Statement No. 333-165065

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Anheuser-Busch InBev SA/NV

(Exact Name of Registrant as Specified in Its Charter)

Belgium	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Grand Place/Grote Markt 1

1000 Brussels, Belgium

(Address of Principal Executive Offices)

Share Based Compensation Plan March 2010 for EBM, GHQ & NY

(Full Title of the Plans)

John Blood

Anheuser-Busch InBev SA/NV

250 Park Avenue

New York, New York 10017

Tel. No.: (212) 573-4366

(Name, Address and Telephone Number of Agent for Service)

Copies to:

George H. White

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

United Kingdom

Tel. No.: 011-44-20-7959-8900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

EXPLANATORY STATEMENT

Contemporaneously with the filing of this Post-Effective Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-8 (File No. 333-165065) (the “ Original Registration Statement”), Anheuser-Busch InBev SA/NV, a public limited liability company organized and existing under Belgian law (the “AB InBev”), is filing with the Securities and Exchange Commission (the “Commission”), a new Registration Statement on Form S-8 (the “New Registration Statement”). The Original Registration Statement was filed with the SEC on February 25, 2010.

The New Registration Statement relates to the registration of 10,000,000 ordinary shares without nominal value (“Ordinary Shares”) of AB InBev, pursuant to AB InBev’s Share-Based Compensation Plan (the “New Plan”). The registration of 10,000,000 Ordinary Shares includes 2,409,748 Ordinary Shares that were previously registered under the Original Registration Statement (the “Carryover Shares”) but not used, pursuant to AB InBev’s Share Based Compensation Plan March 2010 for EBM, GHQ & NY (“Original Plan”). AB InBev desires to have the Carryover Shares included among the Ordinary Shares whose offer under its Share-Based Compensation Plan is registered under the New Registration Statement. Following the filing of this Amendment, the Carryover Shares will no longer be available for new awards under the Original Plan.

Consequently, in accordance with the principles set forth in Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997 as supplemented) and Instruction E to Form S-8, (1) AB InBev is registering the Carryover Shares from the Original Plan by means of the New Registration Statement, (2) the registration fee that is allocable to the Carryover Shares, which AB InBev paid to the Commission in connection with the Original Registration Statement, is carried over to the New Registration Statement, and (3) the Original Registration Statement is being amended on a post-effective basis to describe the change from the Original Plan to the New Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Anheuser-Busch InBev SA/NV, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Leuven, Belgium on February 4, 2011.

Anheuser-Busch InBev SA/NV

By:	/S/ BENOIT LOORE
Name:	Benoit Loore
Title:	Vice-President, Legal Corporate and Compliance Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on February 4, 2011.

Signature:	Title:

* Carlos Brito	Chief Executive Officer (principal executive officer)

* Felipe Dutra	Chief Financial Officer (principal financial and accounting officer)

* August A. Busch IV	Director

* Jean-Luc Dehaene	Director

* Stéfan Descheemaeker	Director

* Peter Harf	Director

* Marcel Hermann Telles	Director

* Jorge Paulo Lemann	Director

* Arnoud de Pret Roose de Calesberg	Director

* Grégoire de Spoelberch	Director

* Kees J. Storm	Director

* Roberto Moses Thompson Motta	Director

* Alexandre Van Damme		Director

* Carlos Alberto da Veiga Sicupira		Director

* Mark Winkelman		Director

* John Blood		Authorized Representative in the United States

*By:	/S/ BENOIT LOORE
Benoit Loore
Attorney-in-Fact

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